                               COMPLETE, SELF-CONTAINED
                                      APPRAISAL



                                     VALUATION OF

                          539 SINGLE-FAMILY LOTS SITUATED
                                 WITHIN JOSHUA RANCH
                      NORTHWEST QUADRANT OF ELIZABETH LAKE ROAD
                             AND THE CALIFORNIA AQUEDUCT
                                     PALMDALE, CA




                                     PREPARED FOR


                                  MR. MARK KAWANAMI
                          NATIONAL INVESTORS FINANCIAL, INC.
                        4220 VON KARMAN AVENUE, SUITE NO. 110
                               NEWPORT BEACH, CA 92660







                                     PREPARED BY

                                 DAVID J. LIKAS, MAI
                               NOBLE R. TUCKER JR., SRA
                                  LIKAS & ASSOCIATES
                            20101 SW BIRCH ST., SUITE 150B
                               NEWPORT BEACH, CA 92660



                                    DATES OF VALUE
                          OCTOBER 8, 1993 AND MARCH 31, 1998

                                  LIKAS & ASSOCIATES
                         REAL ESTATE APPRAISERS & CONSULTANTS



March 31, 1998
Our File No. 98-18

National Investors Financial, Inc.
4220 Von Karman Avenue, Suite No. 110
Newport Beach, CA 92660

Attn:     Mark Kawanami


RE:  Complete, Self Contained Appraisal
     539 Single-Family Lots situated within Joshua Ranch
     Northwest Quadrant of Elizabeth Lake Road and the California Aqueduct Palmdale, CA

Dear Mr. Kawanami:

Pursuant to your request and authorization, We have conducted the investigations and analyses necessary to form opinions of market value on an "As-Is" and "Finished Lot" basis at two separate dates of value, respectively. The values reported within this appraisal are of the above referenced property's fee simple estate. The function of this appraisal is for use in making financial decisions in regards to the property.

It is our understanding that the purpose and intended use of the appraisal will be to be referenced in an audit of your company to register it under the Securities Act with the SEC and to provide necessary information for the offering circular which will be distributed to investors. However, the report, including all market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to Likas & Associates/David J. Likas, MAI in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless Likas & Associates/David J. Likas, MAI has approved in writing the text of such reference or reproduction prior to the distribution and filing thereof.



                         20101 SW BIRCH STREET, SUITE 150B
                              NEWPORT BEACH, CA 92660
                        (714) 752-6122 * FAX (714) 752-7509

National Investors Financial, Inc.                          March 31, 1998
RE: Our File No. 98-18                                      Page Two


Based on the investigations undertaken, the analyses made, and on our experience as a real estate analysts and appraisers, and subject to the Assumptions and Limiting Conditions set forth in the report which follows, we have formed the opinions that the subject property has market value estimates as follows:


                    "AS-IS" MARKET VALUE, AS OF OCTOBER 8, 1993
                 FIVE MILLION THREE HUNDRED NINETY THOUSAND DOLLARS
                                     $5,390,000


                 "FINISHED LOT" MARKET VALUE AS OF OCTOBER 8, 1993
               TWENTY FOUR MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
                                    $24,250,000


                    "AS-IS" MARKET VALUE, AS OF MARCH 31, 1998
                     TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS
                                     $2,700,000


                  "FINISHED LOT" MARKET VALUE, AS OF MARCH 31, 1998
                TWENTY ONE MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS
                                     $21,560,000

The narrative report which follows sets forth the data and analyses upon which our opinions of value are, in part, predicated.




Respectfully submitted,


/s/ David J. Likas                      /s/ Noble R. Tucker Jr.
David J. Likas, MAI                     Noble R. Tucker Jr., SRA
State Cert. #AG003694                   State Cert. # AG001532

                                 EXECUTIVE SUMMARY

Property Location:       Joshua Ranch at Palmdale
                         Northwest Quadrant of Elizabeth Lake Rd. &
                         the California Aqueduct
                         Palmdale, CA

Thomas Guide:            Page 4195-A/6, Los Angeles County

Property Type:           539 Proposed Single Family Lots

Date of Values:          October 8, 1993 & March 31, 1998

Date of Report:          March 31, 1998

Property Rights:         Fee Simple Estate

Site Size:               794 Acres

Zoning:                  Single Family Residential (R-1)
                         City of Palmdale, CA

Highest & Best Use:      Single-Family Development

VALUATION

"AS-IS" MARKET VALUE
AS OF OCTOBER 8, 1993 . . . . . . . . . . . . . . $ 5,390,000 ($10,000/LOT)

"FINISHED LOT" MARKET VALUE
AS OF OCTOBER 8, 1993 . . . . . . . . . . . . . . $24,250,000 ($45,000/LOT)

"AS-IS" MARKET VALUE
AS OF MARCH 31, 1998. . . . . . . . . . . . . . . $2,700,000 ($5,000/LOT)

"FINISHED LOT" MARKET VALUE
 AS OF MARCH 31, 1998 . . . . . . . . . . . . . . $21,560,000 ($40,000/LOT)

EXPOSURE PERIOD:. . . . . . . . . . . . . . . . . 10-12 MONTHS

DISCUSSION OF THE CONCLUDED VALUES

The subject's current value is significantly lower than its historic value. Although the region's economy has improved over the past several years, and although real estate prices in most Southern California markets have increased, real estate prices within the subject's Antelope Valley area have not responded yet to the improved economy. This is evidenced by the Sale Comparables submitted for analysis within this report.

Factors creating this trend include the Antelope Valley area being a secondary location within the Los Angeles Basin. The Antelope Valley area is a relatively remote location as compared with most other sub-regions within the basin, and is situated relatively far from the region's CBD, as well as other major employment centers. Additionally, the area proposes physical challenges due to its hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees.
As the economy has improved over the past 3 years, there has been a population trend towards more centrally located markets where higher paying jobs are provided. It is these factors combined, which have held down real estate prices within the subject's market.

In conclusion, relative to more centrally located real estate markets, which have appreciated over the past 6-to-24 months, the subject is situated within a secondary market where prices have remained soft. This holds particularly true for vacant land, of which there is an abundance in the high desert region. However, the current forecast is that of increasing prices within the subject's market area.

                                  TABLE OF CONTENTS

ASSUMPTION AND LIMITING CONDITIONS . . . . . . . . . . . . . . . . . . . 1

CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

AREA DESCRIPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

THE LAND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

ASSESSED VALUATION AND TAXES . . . . . . . . . . . . . . . . . . . . . .31

HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . .32

VALUATION METHODOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . .35

SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . .37

VALUATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69

ADDENDA

Title Report
Site Costs
Qualifications of Appraisers

                          ASSUMPTIONS & LIMITING CONDITIONS

The Analyses and opinions set forth in this appraisal are subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for matters which are legal in nature. A preliminary title report was reviewed by the appraisers and is included in
     the addenda.   The client is recommended to review a current preliminary
     title report.

     There are easements which are assumed to be typical utility easements and do not negatively impact the value of the property. We assume that none of these easements would adversely effect the subject property. Should this later be found to be not the case, we reserve the right to change our value estimate as stated herein. No responsibility is assumed by us for matters which are legal in nature. No opinion of title is rendered, and the property is appraised as though free of all easements, liens, or encumbrances and the title is assumed to be marketable. No survey of the boundaries of the property was undertaken by us. All areas and dimensions furnished to us are presumed to be correct. We recommend at the reader's discretion that a formal survey be commissioned to confirm the legal description, land areas and that no encroachments or adverse liens exist. We assume all taxes are current.

2. No soils report was provided for our review. We checked with the Palmdale's City Engineering Department and Land Development offices on March 12, 1998 and no report was on file.

3. Information contained in this appraisal has been gathered from sources that are believed to be reliable, and, where feasible, has been verified. No responsibility is assumed for the accuracy of information supplied by others.

4. We assume no responsibility for economic or physical factors occurring subsequently to the date of value that effect the opinions stated herein.

5. We reserve the right to make such adjustments to the valuation herein reported as may be required by the consideration of additional data or more credible data that may become available.

6. Forecasts of future events that influence the valuation process are predicated on the continuation of historic and current trends in the market.

7. The property is appraised assuming it to be under responsible ownership and competent management and available for its highest and best use.

8. No engineering survey has been made. Except as specifically stated, data relative to sizes and areas were taken from sources considered reliable.

9. Maps, plats and exhibits included herein are for illustration only, as an aid in visualizing matters discussed within the appraisal. They should not be considered as surveys nor relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

10. No opinion is expressed as to the value of sub-surface oil, gas, or mineral rights, or whether the property is subject to surface entry for the exploration or removal of such materials except as is expressly stated.

11. No opinion is intended to be expressed on matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

12. The appraiser has inspected, as far as possible, by observation, the land; however, it was impossible to personally inspect the entire parcel. Therefore, no representations are made as to the site conditions unless specifically considered in the appraisal.

13. We shall not be required, by reason of this appraisal, to give testimony or to be in attendance in court or any governmental or other hearing in reference to the subject property without prior arrangements having first been made with the appraiser relative to such additional employment.

14. David Likas, MAI, and Noble R. Tucker Jr, SRA, the signatories of this appraisal, are members of the Appraisal Institute. The Bylaws and Regulations of the Appraisal Institute require each member and/or candidate to control the use and distribution of each appraisal by such member or candidate. Therefore, except as may hereinafter be provided, the party for whom this appraisal was prepared may distribute copies of this appraisal, in its entirety, to such third parties as may be selected by the party for whom this appraisal was prepared; however, selected portions of this appraisal shall not be given to third parties without the prior written consent of the signatories of this appraisal.

15. Neither all nor any part of the contents of this shall be conveyed to any person or entity, other than the appraisers' or firm's client, through advertising, solicitation materials, public relations, new media, sales or other media for public or private communication without written consent and approval of the signatories of this appraisal, particularly as to valuation conclusions, or to any reference to the Appraisal Institute or the MAI designation. Furthermore, this report is for the sole use of our client. Further, the appraisers or firm assumes no obligation, liability, or accountability to any third party. If this report is placed in the hands of anyone but the client, the client shall make such party aware of all the assumptions and limiting conditions of the assignment.


16. No environmental site assessment report was provided for our review. It is assumed that there are no hidden or unapparent conditions or substances in the soil or subsoil that may be hazardous or toxic. Our inspection of the subject property revealed no obvious problems. The appraisers are not qualified to detect such substances or conditions and are not responsible for arranging any engineering or research studies that may be necessary to discover such conditions or substances.

17. It is assumed that there are no deed restrictions to a single use of the subject. The presence of such restrictions could adversely impact site value.

18. No consideration has been given in this appraisal to personal property (if any) located on the site; only the real estate has been considered unless otherwise specified. This appraisal excludes the value of any items of a historical, archaeological or biological nature.

19 We assume that the property taxes are current, even though they are currently delinquent.

                                    CERTIFICATION


We, the undersigned, certify that, to the best of our knowledge and belief:

- the statements of fact contained in this report are true and correct and subject to the Assumptions and Limiting Condition herein set forth.

- the reported analyses, opinions, and conclusions are limited only by the reported Assumptions and Limiting Conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

- we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, the appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

- our reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, USPAP, as published by the Appraisal Foundation, and the federal regulating agencies.

- we are competent to preform this appraisal assignment, by virtue of previous experience with similar assignments and/or appropriate research and education regarding the specific property type being appraised.

- David Likas, MAI, and Noble R. Tucker Jr, SRA, have made a personal inspection of the property that is the subject of this report. We have considered pertinent facts affecting the value thereof.

- no one has provided significant professional assistance to the persons signing this report.

- the reported analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practices of the Appraisal Institute.

- market data pertaining to the Final Value Estimate has been accumulated from various sources and where possible examined and verified as to details, motivation and validity.

- the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- the Appraisal Institute conducts a program of continuing professional education for its designated members. David Likas, MAI, is currently certified under the continuing education program of the Appraisal Institute.

- the Appraisal Institute conducts a program of continuing professional education for its designated members. Noble R. Tucker Jr., SRA, is currently certified under the continuing education program of the Appraisal Institute.

- David Likas and Noble R. Tucker Jr. currently hold Certified General Real Estate Appraiser certificates from the State of California Office of Real Estate Appraisers.



     /s/ Noble R. Tucker Jr
     ----------------------------------------------
     Noble R. Tucker Jr, SRA
     "Certified General Real Estate Appraiser"
     California State Certification No.:  AG001532



     /s/ David Likas
     ---------------------------------------------
     David Likas, MAI
     "Certified General Real Estate Appraiser"
     California State Certification No.:AG003694

                                     INTRODUCTION

PURPOSE OF THE REPORT

The purpose of this report is to set forth the data, analyses and conclusions relative to our opinion of market value of the proposed 539 single-family lots situated within the Joshua Ranch located at the northwest Quadrant of Elizabeth Lake Road and the California Aqueduct in Palmdale, California. The valuation of the subject is provided on an "As-Is" and "Finished Lot" basis as of two
separate dates of value.   They are as follows:

                     "AS-IS" MARKET VALUE AS OF OCTOBER 8, 1993

                 "FINISHED LOT" MARKET VALUE AS OF OCTOBER 8, 1993

                     "AS-IS" MARKET VALUE AS OF MARCH 31, 1998

                  "FINISHED LOT" MARKET VALUE AS OF MARCH 31, 1998

The opinions set forth in this report are subject to the Assumptions & Limiting Conditions set forth within.


FUNCTION OF THE APPRAISAL

The function of this appraisal is for use in making financial decisions in regards to the property.

It is our understanding that the purpose and intended use of the appraisal will be to be referenced in an audit of your company to register it under the Securities Act with the SEC and to provide necessary information for the offering circular which will be distributed to investors. However, the report, including all market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to Likas & Associates/David J. Likas, MAI in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless Likas & Associates/David J. Likas, MAI has approved in writing the text of such reference or reproduction prior to the distribution and filing thereof.


SCOPE OF THE APPRAISAL

The scope of this appraisal includes the process of collecting primary and secondary data (Comps Inc., TRW, etc. for sale data) relative to the subject property along with the supporting market data. This data has been analyzed and confirmed, whenever possible, leading to the value conclusions set forth.

All three traditional approaches to value, The Cost, Income, and Sales Comparison Approaches, were considered within this appraisal. The Developmental Approach was also considered. Please see the Valuation Methodology Section for further explanation.


EFFECTIVE DATE OF THE APPRAISAL

The opinions expressed in this report are stated as of March 31, 1998, which coincides with the date of our property inspection. We have also rendered opinions of value as of October 8, 1993.


DATE OF APPRAISAL PREPARATION

The appraisal was prepared on March 31, 1998.


INTEREST APPRAISED

This report pertains to a valuation of the fee simple estate.


FINISHED LOT DEFINED

As utilized within this appraisal, the term "Finished Lot" is defined as follows:

     FINAL GRADED LOTS WITH ASPHALT PAVED STREETS IN PLACE AND UTILITIES AVAILABLE TO EACH LOT. CURBS, GUTTERS AND PERIMETER WALLS ARE IN PLACE AND FEES HAVE BEEN PAID, EXCLUSIVE OF THE BUILDING PLAN CHECK AND PERMIT FEE. SCHOOL FEES ARE INCLUDED IN THE FINISHED LOT COST.

MARKET VALUE DEFINED

The term "market value"(1) is defined as follows:

"MARKET VALUE" MEANS THE MOST PROBABLE PRICE WHICH A PROPERTY SHOULD BRING IN A COMPETITIVE AND OPEN MARKET UNDER ALL CONDITIONS REQUISITE TO A FAIR SALE, THE BUYER AND SELLER EACH ACTING PRUDENTLY AND KNOWLEDGEABLY, AND ASSUMING THE PRICE IS NOT AFFECTED BY UNDUE STIMULUS. IMPLICIT IN THIS DEFINITION IS THE CONSUMMATION OF A SALE AS OF A SPECIFIED DATE AND THE PASSING OF TITLE FROM SELLER TO BUYER UNDER CONDITIONS WHEREBY:

1.   BUYER AND SELLER ARE TYPICALLY MOTIVATED;
2. BOTH PARTIES ARE WELL INFORMED OR WELL ADVISED, AND ACTING IN WHAT THEY CONSIDER THEIR OWN BEST INTERESTS;
3.   A REASONABLE TIME IS ALLOWED FOR EXPOSURE IN THE OPEN MARKET;
4. PAYMENT IS MADE IN TERMS OF CASH IN U.S. DOLLARS OR IN TERMS OF FINANCIAL ARRANGEMENTS COMPARABLE THERETO; AND
5. THE PRICE REPRESENTS THE NORMAL CONSIDERATION FOR THE PROPERTY SOLD UNAFFECTED BY SPECIAL OR CREATIVE FINANCING OR SALES CONCESSIONS GRANTED BY ANYONE ASSOCIATED WITH THE SALE.

THIS APPRAISAL IS PREDICATED ON AN ALL CASH TO THE SELLER TRANSACTION.


HIGHEST AND BEST USE DEFINED

"Highest and Best Use"(2) is an appraisal concept which has been defined as follows:

     THAT REASONABLE AND PROBABLE USE THAT WILL SUPPORT THE HIGHEST PRESENT VALUE, AS DEFINED, AS OF THE EFFECTIVE DATE OF THE APPRAISAL.

     ALTERNATIVELY, THAT USE, FROM AMONG REASONABLY PROBABLE AND LEGAL ALTERNATIVE USES, FOUND TO BE PHYSICALLY POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY FEASIBLE, AND WHICH RESULTS IN HIGHEST LAND VALUE.

---------------------------------
(1) Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989(FIRREA), Section 34.42(f)

(2) REAL ESTATE APPRAISAL TERMINOLOGY, Byrl N. Boyce, Ph.D., Ed., Ballinger Publishing Company, Cambridge, Massachusetts, 1981.

FEE SIMPLE ESTATE DEFINED

The term "fee simple estate"(3) is defined as follows:

     ABSOLUTE OWNERSHIP UNENCUMBERED BY ANY OTHER INTEREST OR ESTATE; SUBJECT ONLY TO THE LIMITATIONS IMPOSED BY THE GOVERNMENTAL POWERS OF TAXATION, EMINENT DOMAIN, POLICE POWER, AND ESCHEAT.


OWNERSHIP

According to a title report, which is located within the Addenda for reference, the subject's current vesting is:

                            NATIONAL INVESTORS FINANCIAL


PROPERTY HISTORY

The subject has not transferred within the last three years. Furthermore, it is not officially listed for sale.

---------------------------------

(3) The Dictionary of Real Estate Appraisal,m 3rd Edition, THE APPRAISAL INSTITUTE, Chicago Illinois, 1993, p 140.

                                  AREA DESCRIPTION


The subject property is situated within the City of Palmdale, Los Angeles County, California. It is located within an area which is commonly referred to as the Antelope Valley which consists of the sister cities of Palmdale and Lancaster. This sub-regional area is situated within the northern section of Los Angeles County. A Location Map is included for reference on the following page.


PHYSICAL ENVIRONMENT

Los Angeles County encompasses 4,060 square miles. The infrastructure of the region includes a complete freeway, street and utility system. Freeways that serve the subject's area include Interstate Highway 5 and California State Highway 14, respectively. The subject is located approximately 3 miles west of California State Highway 14 and has adequate local and regional access. California State Highway 14 bisects the Antelope Valley and via Interstate Highway 5, which is located 20 miles to the southwest, connects the Antelope Valley to Central Los Angeles County areas.

The Antelope Valley is located over 40 miles north of the region's Central Business District (CBD), or Downtown Los Angeles. However, vehicular access requires closer to a 60 mile drive, and during commute hours, the commute time to Downtown LA is near two hours each-way. Consequently, many of Antelope Valley's residents commute to closer-in, secondary employment centers. There are major employment centers closer to the Antelope Valley within the San Fernando Valley Region of Los Angeles. Still, however, this destination is over a 40 mile drive and is heavily trafficked during commute hours.

The Antelope Valley represents a secondary location within the Greater Los Angeles Basin. This is due to its somewhat remote location from the region's CBD and hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees. It represents the high desert region of the Los Angeles County. These physical factors in part, point towards the area's lower cost of housing as compared with more central county markets.

                              REGIONAL LOCATION MAP

SOCIAL ENVIRONMENT

In terms of population, the greater Los Angeles area is the fourth largest urban area in the world and second largest in the United States. According to the California Department of Finance, as of January 1997, the population of Los Angeles County was 9,488,200 and the City of Palmdale had a population of 114,900. The county grew at an annual compound rate of 0.9% from 1993 to 1997 and Palmdale grew at an annual compound rate of 6.4% over the same time period.

This information indicates that population growth within Palmdale has been significantly higher (7 times) than that of the overall County's. This trend is attributable to Palmdale's developing nature and ample stock of affordable housing alternatives, and is forecast to continue.

The social characteristics of the subject's local area are comprised of a mix of traditional family, non-family, and single person households.

ECONOMIC ENVIRONMENT

The Los Angeles-Long Beach Standard Metropolitan Statistical Area (SMSA) is a dynamic employment center and has one of the most diversified economy's in the United States. The development of Los Angeles as the primary center for trade with Pacific Rim countries has resulted in significant economic growth in the Los Angeles area. The combined port complex of Los Angeles and Long Beach is the busiest on the West Coast and serves as the major port of entry for international trade.

The Los Angeles-Long Beach SMSA's economy has historically out-performed the national economy. The SMSA's economy, however, is not insulated from international and domestic cycles and trends and was in a recession during the 1990-to-1993 time period.

According to the State of California Economic Development Department (EDD), total employment within Los Angeles County was 4,289,100 as of February 1998. Leading employment sectors within the County include the services (30%), retail trade (20%), manufacturing (16%) and government (13%).

The February 1998 unemployment rate for the County of Los Angeles was 6.0%. The state and the nation reported unemployment rates of 6.3% and 5.0% for the same time period, respectively. By comparison, the February 1997 unemployment rate for the County of Los Angeles was 7.5%. Overall, this employment data indicates that employment trends within the county have significantly improved from the same time in 1997 and now outperforming the state as a whole, but still lagging behind the nation. The Los Angeles economy is in much better condition than during the first part of the 1990's when unemployment rates were significantly higher.

The economy of Los Angeles area is the financial center of the West Coast and Pacific Rim with total bank deposits of over 60 billion dollars in all insured and reporting non-insured commercial banks. This ranks Los Angeles behind only New York and Chicago. Major companies located in the Los Angeles include Hughes Aircraft, Twentieth Century Fox, Northrop Corporation, Atlantic Richfield

Company, Litton Industries and Occidental Petroleum Corporation. Within the San Fernando Valley Region, in which the subject is located within 40 miles of, there are major employment centers situated within Canoga Park, Warner Center, Encino, Sherman Oaks and Van Nuys, respectively.

Overall, the current economic environment impacting the subject is on a positive trend which is forecast to continue. This in turn should bode well for the subject property. The subject's local employment market will be discussed forthcoming within the City of Palmdale Description section of this report.

COUNTY CONCLUSION

The area surrounding the subject property provides for an adequate physical environment. Increasing population forecasts and the region's economy are supportive of the economic viability of residential land uses. However, the Antelope Valley represents a secondary location within the Greater Los Angeles Region. This is due to its somewhat remote location from the region's CBD and its hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees. It represents the high desert region of the Los Angeles Basin. These factors in part, point towards the area's lower cost of housing as compared with more central county markets.

                            CITY OF PALMDALE DESCRIPTION

Palmdale is located in the southern portion of the Antelope Valley, approximately 40 miles north of downtown Los Angeles. Palmdale was incorporated on August 24, 1962. The city is irregular in shape and is generally bounded on the west by Bouquet Canyon Road and on the east by the Big Rock Wash. It extends northwards to the city of Lancaster with its southern most point near the California Aqueduct. It contains approximately 100 square miles of land area and hosts the Palmdale Airport. A location map is included for reference on the following page.

POPULATION TRENDS

Palmdale has been one of the fastest growing cities in the state of California. It has grown as a suburban community of the metropolitan Los Angeles Basin. The actual trend in population of the City of Palmdale is as follows:

              POPULATION GROWTH TRENDS - CITY OF PALMDALE - 1980 TO 1998

               YEAR                POPULATION     ANNUAL % CHANGE
               ----                ----------     ---------------
               1980                 12,200        --
               1990                 56,500        17%
               1993                 89,650        17%
               1998                114,900        5%

Palmdale's population has grown by 13% annually since 1980. It is the 13th largest city in Los Angeles County and the 51st largest city in the state. Actual growth has exceeded forecasts in past years, and there are concerns that the existing infrastructure may be overburdened if growth continues.

The total housing units in Palmdale is at 30,597 and the average household size is 2.87 persons. The primary household type in Palmdale is a married couple with children (42%), followed by married couples without children (30%), and non-family households (18%). The remaining 10% consists of single heads of households.

The median household income within Palmdale is approximately $44,000. Most residents of Palmdale are frequently two-income households with professional and managerial employment in the San Fernando Valley Region.

                                 CITY LOCATION MAP

                                       [MAP]

ECONOMY

Most of Palmdale's residents are employed in areas such as the San Fernando Valley and other portions of Los Angeles County. Employment in the Antelope Valley includes a variety of employment categories. Twenty percent of the workers are college graduates and fifty-seven percent of the jobs are for white collar workers. Palmdale has instituted a duty free zone to attract new employers. According to the Palmdale Chamber of Commerce, major employment categories within the Antelope Valley are as follows:


     CATEGORY                                          NUMBER OF WORKERS
     --------                                          -----------------
     Services                                                 31,200
     Retail Trade                                             21,459
     Manufacturing                                            17,207
     Government Services                                      14,240
     Finance/Insurance/Real Estate                             6,527
     Transportation, Communications & Utilities                5,241
     Construction                                              2,670
     Mining                                                      800
     Agriculture                                                 247
     -----------                                              ------
     Total Workers                                            99,591

As can be seen from the employment category table, most of the area's employment is in the services. This is due to the area being a secondary location with major regional employment located closer to Central Los Angeles. Much of Palmdale's local employment is in the trades and services which serves it's local population. The Antelope Valley is home to the production of the U.S. Airforce's B-1 Bomber which favorably affects the area's employment base. The Palmdale Regional Airport is located in the Antelope Valley at US Air Force Plant 42.

CONCLUSION

Overall, the City of Palmdale provides for adequate physical and economic attributes to support it's growing population. Again, however, it represents a remote and secondary city within the overall Los Angeles Region.

                               NEIGHBORHOOD OVERVIEW

The subject is located at the Northwest Quadrant of Elizabeth Lake Rd. and the California Aqueduct, Palmdale, California. A location Map is presented for reference on the following page.

The subject property is situated within the southwestern section of the City of Palmdale. It's neighborhood can generally be described as being bounded by California State Hwy. 14 to the east, the Masterplan Community of Rancho Vista to the north, and the Leona Valley/Mountain areas to the south and west, respectively. The subject is located in a rural setting with the surrounding land uses consisting largely of open land areas and single-family dwellings. There are adequate supportive commercial services within the area such as retail stores and community facilities. The subject has adequate local and regional access and is situated approximated 3 miles west of California State Hwy. 14. The neighborhood is in its initial growth stage.

Located directly north of the subject is the noted Rancho Vista Masterplan Community. This mixed-use residential with support commercial development provides for variety of single-family dwellings tracts with retail and community services, such as schools and parks. It is in its initial stage of development. To the east of the subject are tracts of single-family dwellings. Directly to the south and west are open land areas and various ranch home estates.

The subject represents a mountainous parcel consisting mostly of steep and rolling topography. It is planned to have an equestrian orientation and the City of Palmdale has recently approved there to be $200,000 of equestrian trails installed within the subject development area. Due to the subject's rolling and steep topography, many of its lots will provide for good views. Joshua Ranch will represent an upper-end, exclusive hillside community with an equestrian theme. However, due to its mountainous terrain, site development costs will be high.

As noted, the subject fronts Elizabeth Lake Road to the south. This roads becomes Palmdale Blvd. where it intersects California Hwy. 14 to the east. Located approximately 1.5 miles northeast of the subject is the Antelope Valley Mall, an enclosed regional mall which serves the valley.
Approximately two miles east of the subject are supportive grocery and retail stores situated along Elizabeth Lake Rd., including the Posada West Plaza. Highland High School as well as an elementary school are located only 0.25 miles east of the subject. The subject is located approximately 4 miles east of the city's CBD, or Downtown Palmdale. The Palmdale International Airport is situated 5 miles northeast of the subject which hosts the Rockwell International Aircraft Assembly Facility.

The subject's neighborhood provides for a well conceived housing mix and is served via adequate recreational amenities, such as parks, retail and community services. As noted, commercial/retail developments that serve the area include retail centers, auto service outlets, restaurants, and grocery stores. There is adequate fire, police, and medical services provided for within the area.

Overall, the subject is considered to be well -located for residential usage and has adequate local and regional access.

                             NEIGHBORHOOD LOCATION MAP

                                       [MAP]

RESIDENTIAL MARKET OVERVIEW

The following housing market overview is based on a study performed by The Meyers Group, Real Estate Information & Consultation Services, dated February 19, 1998. Furthermore, we have also conducted numerous interviews with developers and land brokers active within the subject's market area.

In the analysis of market trends, the most recent 1997 quarter will be discussed in relationship to the same quarter in the previous year. Since the subject's housing market is seasonal in nature, this quarterly analysis is a meaningful method of comparison relative to gauging the current direction of the market. The figures reported within this discussion are of new, "single-family" subdivisions of 10 units or more.

ANTELOPE VALLEY

The subject is situated within the Antelope Valley Housing Market. This regional market reported sales of 177 units in the 4th Qtr. 1997 ending February 1998. This is a 9% decrease from the same Qtr. in 1996. Forth Qtr. 1997's inventory stood at 133 units, or 40% lower than that of the same Qtr. in 1996. In regards to price, the average home price decreased by 12% to $114,990 from the 4th Qtr. 1996. The average square footage as of February 1998 was 1,801 SF, a 7% decrease from the same time in 1996.

Applying the region's 4th Qtr. 1997's sales rate of 59 (177/3) units per month to its inventory (133) would indicate there to be an approximate 2 (133/59) month supply of product, if sales continued at 4th Qtr. 1997's pace and no new product was introduced.

Overall, these trends are indicative of a soft market, as evidenced by the declining sales and prices. However, in response to a lower demand, the area's supply (inventory) has been reduced by builders. Overall, the current profile of the market is that of moderate supply & demand conditions.

SOUTH (SO) SUBMARKET

The subject is situated within what is known as the South (SO) Submarket. Of the county's 2 defined submarket areas, the SO Submarket represents the upper-end market within the region. This is due to its closer proximity to Los Angeles and more desirable natural physical attributes.

The SO Submarket reported sales of 72 units in the 4th Qtr. 1997. This represents a 23% decrease from the same Qtr. in 1996. However, 4th Qtr. 1997 inventory stood at 55 units, 47% lower than that of the same Qtr. in 1996.
In regards to price, the average unit price effectively remained level at $122,990. The average square footage as of February 1998 was 1,950 SF, a 1% increase from the same time in 1997.

Applying the SO Submarket's 4th Qtr. 1997's sales rate of 24 (72/3) units per month to its inventory (55) would indicate there to be an approximate 2 (55/24) month supply of product, if sales continued at 4th Qtr. 1997's pace and no new product was introduced.

Similar to the regional market, the subject's local market is demonstrating soft market conditions, as evidenced by the decrease in sales. However, prices have remained level and inventory (supply) is at a reasonable ratio with sales (demand). Overall, the current forecast for the submarket is that of moderate supply & demand conditions.

Within the SO Submarket, the subject is situated within the City of Palmdale which comprises a large portion of the market's total sale activity. Inclusive of the Quartz Hill area, there are currently 17 tracts selling product within Palmdale/Quartz Hill. Lot sizes typically range from 7,000 SF to 10,000 SF with 7,000 SF being the most common size. However, there is one project in Quartz Hill with 12,000 SF lots and home prices at the $175,000 (2,200 SF) level, and one project in Palmdale with 20,000 SF lots and home prices at the $170,000 (2,200 SF) level. In regards to the 7,000 SF to 10,000 SF lots, home prices were found to typically range from approximately $100,00 to $200,000 with homes typically ranging from 1,500 to 3,000 SF in size. Within its market, the subject would represent an upper-end product with an average lot size of approximately 15,000 SF. Home prices are forecast to be near the $200,000 level for the subject with an average size of approximately 2,500 SF, based on market trends for lots similar in size to the subject.

It need be noted that there are two, 1 acre lot projects located within the Acton area of the subject's market. These two project's have an average home size of 2,800 SF and average prices of approximately $275,000. Acton, however, has a superior location 15 miles closer to Los Angeles. Similar to the subject, these two developments provide for view lots. Overall, these project's larger lot sizes and superior locations account for their respective higher home prices.

The demand to live in Palmdale is largely driven by home prices, which are significantly lower than more centrally located markets within Los Angeles County. With a recent population trend toward more central county areas, the subject's area has experienced slower sales. However, as prices in the more centrally located markets have now substantially increased, sales within the subject's market should begin to improve in 1998. Proposed product will remain in check with market demand.

HOUSING MARKET CONCLUSION

The Antelope Valley has recently reported declining sales from the 4th Qtr. 1996 to the 4th Qtr. in 1997, and prices have also declined. However, in response to a lower demand, the area's supply (inventory) has been reduced by builders. Overall, the current profile of the market is that of moderate supply & demand conditions. Similar to the regional market, the subject's local market is also demonstrating soft conditions, as evidenced by the decrease in sales. However, prices have remained level and inventory (supply) is at a reasonable ratio with sales (demand).

Overall, the current forecast for the subject's surrounding market is that of moderate supply & demand conditions.

                                      THE LAND

LOCATION

The subject is located at the Northwest Quadrant of Elizabeth Lake Rd. and the California Aqueduct, Palmdale, California. Site Maps are presented for reference on the following two pages.

SIZE, SHAPE & VIEWS

The subject consists of 539 proposed Single-Family lots. The vesting tentative tract map number is 52200. The site comprises approximately 794 acres, including 472 acres of open space and proposed streets. The overall site is irregular in configuration.

The subject site currently consists of vacant land. When completed, the subject lots will have typical pad sizes of range from 10,000 to 20,000 square feet. The lots will provide for significant views, and be basically rectangular in configuration. According to the project engineer, Marjorie Knitter at Paul A. Moote & Associates (714-751-5557), approximately 30 percent of the lots will have views, and the pad sizes will average 15,000 square feet. There will be a future equestrian center and horse trails located in this estate lot project.

TOPOGRAPHY & DRAINAGE

The property consists of unimproved raw land with varying terrain and topography. The subject property represents a mountainous parcel consisting largely of steep and rolling topography. However, there are also significant level areas. It is planned to have an equestrian orientation with various horse trails being installed. Due to the subject's steep topography, many of it's lots will provide for good views. However, site development costs will be high.

Upon completion, the lot's will have level topography and will be at street grade when grading is completed. Site drainage will be directed toward both on and off-site gutters and the local flood control system. Drainage is assumed to be adequate.

                                    SUBJECT SITE

                                        [MAP]

                                    SUBJECT SITE

                                        [MAP]

UTILITIES

The subject site is in need of all utilities except electricity. Upon completion of proposed development, all of the necessary and normal public utilities will be available to each lot, including water & sewer, electricity, gas and telephone service.

SOILS & GEOLOGY

No soils or environmental reports were uncovered or made available for the appraiser's review. We explicitly assume that a soils report would not reveal any unusual conditions and that there are no adverse soil conditions at the subject site. We also assume that the subject's soils conditions will not negatively affect the value of the subject property.

EASEMENTS & RESTRICTIONS

A title report, which is included in the Addenda of this report for reference, was made available for our review. This report did not reveal any unusual circumstances. Within this appraisal, it is explicitly assumed that the only easements are normal street, utility and access easements which do not adversely affect the value of the subject property. In our valuation analysis of the subject property, we have assumed that the subject has clear and marketable title.

NUISANCES & HAZARDS

Based on a visual inspection of the subject site and the surrounding areas, the subject site does not appear to be impacted with hazards or nuisances. The subject site is reportedly not located within a designated flood hazard area or special study earthquake fault zone. No responsibility is assumed for any expertise/knowledge in uncovering such hazard, and the client is urged to retain an expert in this field, if desired.

ZONING & PLANNING

The subject property is zoned Planned Development, City of Palmdale. The subject lots come under the city's Single-Family (R-1) zoning and a Master Tentative Tract Map (No.52200) is currently being processed. According to Sharon McCaughey with the city of Palmdale Planning Department, the probability that the development will be approved is good.

The General Plan Designation for the site is also Residential and allows for single-family development. The General Plan and zoning are apparently in conformance and no zoning changes area reportedly in effect at this time.

The Single Family Residential (R-1) Zone is established for the development of single family detached dwellings at gross densities ranging from 1 to 6 dwelling units per acre and a minimum lot size of seven thousand (7,000) square feet. Development within the R-1 Zone generally consists of single-family residential neighborhoods of a suburban type and density. Accessory uses of a rural residential nature may be permitted where lot sizes and community character warrant such uses. Additional uses are permitted that are complementary to and not detrimental to the residential neighborhood. A basic overview of the R-1 zoning is as follows:

Maximum Density:                   6 Units per acre
Minimum Lot Size:                  7,000 square feet in R-1
Height:                            35 Feet or 2-stories
Side Setbacks:                     5 Feet
Front Setbacks:                    20 Feet
Rear Setbacks:                     20 Feet, varies

The R-1 zoning designation is appropriate for areas which are, or are anticipated to be utilized for single family residential development. Lot size and density within the R-1 zone is determined by the underlying General Plan designation, as it may be modified due to topographical, environmental and physical constraints. Equestrian use at the subject will be legal and conforming.

STREETS & ACCESS

The subject currently consists of a vacant land.  The subject's interior
subdivision streets are proposed and have not yet been named.   When
complete, its interior streets will be approximately 35' in width and be improved with asphaltic concrete paving, curbs, gutters, sidewalks, and street lamps. Access to the subject's various lots should be adequate and the development will be adequately landscaped.

SITE COMPLETION COSTS

As previously noted, the subject currently consists of a vacant land. The subject will require significant grading, streets, curbs, gutters, asphalt paving, utility lines, landscaping, perimeter walls and various fees to be paid in order to reach a finished lot condition. According to an estimate provided to your appraiser by a representative with the subject's site engineer (Paul A. Moote & Associates), which is located within the Addenda Section of this report for reference, there will be approximately $83,500/LOT in costs & fees for the 539 lots to reach a finished condition, excluding of school fees. Consequently, the total cost to finish the lots is estimated to be approximately $45,000,000 ($83,500 x 539 lots).

As utilized within this appraisal, the term "Finished Lot" is defined as:

     FINAL GRADED LOTS WITH ASPHALT PAVED STREETS IN PLACE AND UTILITIES AVAILABLE TO EACH LOT. CURBS, GUTTERS AND PERIMETER WALLS ARE IN PLACE AND FEES HAVE BEEN PAID, EXCLUSIVE OF THE BUILDING PLAN CHECK AND PERMIT FEE. SCHOOL FEES ARE INCLUDED IN THE FINISHED LOT COST.

SUMMARY

The subject lots will have level topography, be basically rectangular in configuration, and will have all the necessary and normal utilities available. The subject is planned to have average pad size of approximately 15,000 square feet and will represent an upper-end product within Palmdale.

                             SUBJECT PHOTOGRAPHS

                                   [PHOTO]


           View of the subject looking in a northerly direction.



                                   [PHOTO]


               View of the subject parcel looking northwest

                                   [PHOTO]


                View of the subject property looking south.



                                   [PHOTO]


             Street Photo of Elizabeth Lake Road looking east.

                                   [PHOTO]


             Street Photo of Elizabeth Lake Road looking west



                                   [PHOTO]


               Subject Property Photograph looking southwest

                         ASSESSED VALUATION AND TAXES

Real property taxes in California are limited to 1% of market value of the property, as of a specified base year. The base year valuation is the 1975 Assessor's market value estimate, or market value indicated by a sale, or market value based upon reappraisal of the property which is triggered by new construction or long term leasing of the property. In addition to the taxes at 1% of the base year market value, there is an additional tax to amortize any previous voter-approved bonded indebtedness. To provide for inflation, if there is no sale, lease, or new construction, there is a maximum 2% per year increase allowed in the assessed values assigned to land and improvements.

The subject's 1997/98 effective tax rate, inclusive of special assessments, is 1.18%. Tax rates in the subject area have remained fairly constant over the past two years and are expected to remain stable in the near future. The subject's tax rate is line with those at competing sites.

ASSESSOR PARCEL NUMBER        ASSESSED VALUE     1998/1999 TAXES
----------------------        --------------     ---------------
3206-018-029                  $   136,606         $  1,633
3206-018-017                  $   158,625         $  1,893
3206-018-006                  $   283,856         $  3,287
3206-018-005                  $   100,184         $  1,227
3206-018-028                  $   199,222         $  2,345
3206-018-001                  $   110,620         $  1,344
3001-002-060                  $   343,342         $  3,965
------------                  -----------         --------
Totals                        $ 1,332,455         $ 15,694

It is important to note that the property taxes are past due and delinquent in the amount of $103,637, as indicated by the Los Angeles County Tax Collector. There is currently a structured pay-off agreement with the balance to be paid off in April of 2000. Based upon the final market value in the report, property taxes would most likely increase if the property was sold. Within this valuation analysis, we explicitly assume all taxes are current.

                             HIGHEST AND BEST USE

The Highest and Best Use is that use which is most likely to produce the greatest net return over a given period of time. Net return refers to the residual left over from gross yield after all costs have been deducted. Only those uses which are natural, probable, and legally permissible may be considered tenable. Thus, Highest and Best Use may be defined as the available use and program of future utilization that produces the highest present land value.

We have investigated and analyzed the Highest and Best Use of the subject site in regard to the following four (4) considerations.

PHYSICALLY POSSIBLE

The physical characteristics of the subject site, such as its size, frontage, topography, accessibility, and utility availability are sufficient for a variety of residential uses. However, the subject is situated in a neighborhood which lends itself to single-family development, as evidenced by other sites having been improved with this usage within the area. Due to the rural nature and natural beauty of the subject site, which has an equestrian orientation, commercial uses area not considered to be physically practical.

As previously discussed within The Land section of this report, the subject is planned to have lot sizes ranging from 10,000 SF to 20,000 SF, as set forth under its tentative tract map which is currently being processed. As discussed within the RESIDENTIAL MARKET OVERVIEW section of this report, there is one project in Quartz Hill with 12,000 SF lots and home prices at the $175,000 (2,200 SF) level, and a project in Palmdale with 20,000 SF lots and home prices at the $170,000 (2,200 SF) level. Within the market, the subject would represent an upper-end product with average lot sizes at the 15,000 SF level and home prices forecast to be near the $200,000 level. Its home sizes are forecast to be near the 2,500 SF level. Additional support of product of this size and price evidenced in Acton in which there are two, 1 acre projects selling 2,800 SF homes at average prices of approximately $275,000, respectively. Acton, however, has a superior location 15 miles closer to Los Angeles. Similar to the subject, these two developments provide for view lots. Overall, these project's larger lot sizes and superior locations account for their higher home prices. After having made adjustments for these factors, these comparables are supportive of the subject's concluded product.

When eventually developed, the subject will represent a fairly exclusive, hilltop community with an equestrian orientation. This factor, combined with its good location within the southern section of Palmdale, points the subject towards being upper-level product.

In regards to the subject's current valuation, its proposed 539 lots are considered to be fairly well market supported as to both density of development and lot sizes. In regards to the subject's historic 1993 valuation, at this point in time the market was beginning to firm after a 3 year recessionary period. However, there were no known development plans for the subject. With market conditions poised for a gradual rebound, however, and considering the physical and economic factors impacting the subject site which began to take form in 1993 leading to its current development plan, for the purposes of this analysis we have concluded that a 539 lot project with 10,000 SF to 20,000 SF could have reasonably been considered for development in 1993. Consequently, both the historical 1993 and current 1998 valuations will be predicated on 539 lots with a typical lot size of approximately 15,000 SF, respectively.

LEGALLY PERMITTED

The subject site is zoned for single-family usage and a tentative tract map is currently being processed to allow the development of the subject 539 single-family lots, as set forth within this report. The subject's zoning effectively allows for only single-family development.

ECONOMICALLY FEASIBLE

Based on the preceding, of the Physically Possible and Legally Permitted uses, single-family development appears to be the most likely candidate. However, as previously discussed within the RESIDENTIAL MARKET Overview section of this report, the Antelope Valley housing market reported declining sales from the 4th Qtr. 1996 to the 4th Qtr. in 1997, and prices also declined. In response to a lower demand, the area's supply (inventory) was reduced by builders. Overall, the current profile of the regional market is that of moderate conditions.

Similar to the regional market, the subject's local market is also demonstrating soft conditions, as evidenced by a decline in sales. However, prices have remained level and inventory (supply) is at a reasonable ratio with sales (demand). Overall, the current forecast for the subject's local market is that too of only moderate supply & demand conditions.

The demand to live in Palmdale is largely driven by home prices which are significantly lower than more centrally located markets in Los Angeles County. With a recent population trend towards more central county areas, the subject's area has experience slower sales. However, as prices in these more centrally located markets have now substantially increased, sales within the subject market should begin to improve in 1998.

In order to test the economically feasibility of the subject, we have conducted a contribution analysis. This entailed a comparison of the costs to bring the subject to a finished lot condition with the current finished lot value estimated for the property. As can be seen via the subject's site completions costs, which are located within the Addenda section of this report for reference, the cost to bring the subject lots to a finished condition are approximately $85,000/Lot, inclusive of school fees. This is significantly higher than the current finished lot value conclusion of $40,000/Lot. Overall, this comparison indicates that it would not be economically feasible to develop the subject in today's market and as such, it is our opinion that the subject should be held as an investment for future single-family development at time when market conditions are stronger.

In need be noted that in evaluating single-family land, a frequently employed method of valuation is to subtract finishing COSTS from the concluded finished lot "value" in order to estimate the land value "As Is". In the case of the subject, this would yield a negative value of $45,000 ($40,000 - $85,000). This of course is not a practical method in valuing the subject site, since the subject does have utility, thus value. This study does, however, support the exclusion of the usage of the Developmental Approach to value which when we employed it in various cursory analysis of the subject, it resulted in a similar conclusion.

Although it may not feasible to develop the subject in today's market, the subject has future development potential in which its current values lies. Within the market, large acreage sites, such as the subject, are often purchased by land speculators and held as investments in their portfolios. Consequently, in order to estimate the subject's "As Is" value, sales of other vacant parcels were abstracted from the market, evaluated, and found to provide for a reasonable indication of subject's market value "As Is".

Overall, based on our market investigations and analysis of the subject property, it is our opinion that the most economically feasible use would be to hold the property for future single-family development.

CONCLUSION OF HIGHEST & BEST USE

After having applied the tests of availability, adaptability, and demand, we have concluded that the highest and best use of the subject would be to hold the site for future single-family development.

                           VALUATION METHODOLOGY

BASIS OF VALUATION

Valuation is based upon general and specific background experience, opinions of qualified informed persons, consideration of all data gathered during the investigative phase of the appraisal, and analysis of all market data available to the appraiser.

VALUATION APPROACHES

Three basic approaches to value are available to the appraiser: the Cost Approach, the Income Approach, and the Sales Comparison Approach.

COST APPROACH

This approach entails the preparation of a replacement or reproduction cost estimate of the subject property improvements new and then deducting for losses in value sustained through age, wear and tear, functionally obsolescent features, and economic factors affecting the property.

The land value is then added to the depreciated cost and entrepreneurial profit to arrive at a value estimate.

INCOME APPROACH

This approach is based upon the theory that the value of property tends to be set by the expected net income to the owner. It is in effect the capitalization of expected further income into present worth.

This approach requires an estimate of net income, an analysis of all expense items, the selection of a capitalization technique, and the processing of the net income stream into a value estimate.

SALES COMPARISON APPROACH

This approach is based upon the principle that the value of a property tends to be set by the price at which comparable properties have recently been sold or for which they can be acquired.

This approach requires a detailed comparison of sales of comparable properties with the subject property. One of the main requisites, therefore, is that sufficient transactions of comparable properties be available to provide an accurate indicator of value and that accurate information regarding price, terms, property description and use be obtained through interview and observation.

VALUATION METHODOLOGY CONCLUSION

Since the subject property consists of vacant land, the Sales Comparison Approach was utilized to estimate value on an all cash basis. This is one of the most frequently utilized methods of valuing vacant sites. Furthermore, there were adequate direct land sales of similar sites which made the Sales Comparison Approach a meaningful indicator of value. Since the subject consists of only land, neither the Cost or Income Approaches to value were utilized.

There is also the Developmental Approach which is frequently utilized by purchasers of development properties. The Developmental Approach, or Discounted Cash Flow Analysis, involves the direct comparison of a developments proposed housing units to similar product selling within the market. In addressing value via this technique, various selling & holding costs associated with the sell-out of the housing units are deducted. The estimated net proceeds are then discounted to a present value. However, since no grading plans or approved tract maps exist, and since there is no unit mix, floor/building plans, or housing construction costs available as of the dates of values, this approach to value was not utilized.

The Developmental Approach could also be utilized estimate the value of the subject to one purchaser in bulk, via an analysis of super-pads to be sold to merchant buildings. However, since the subject was found to not be economically feasible to develop, and since the subject's "per lot" value as the sale of a 539 lot tract was found to effectively be the same as its retail value as if sold as smaller, 100+ lot tracts to merchant builders, and due to the numerous assumptions utilized within this valuation technique which are difficult to support, again, this approach was not utilized. Furthermore, the subject is currently not feasible to develop which further negates the use of this approach to value. We will commence with the October 1993 valuation of the subject, followed by it's 1998 valuation.

                         SALES COMPARISON APPROACH

GENERAL

The Sales Comparison Approach to Value consists of a comparison of the entire property being appraised or various portions thereof with other similar properties which have sold or which are offered for sale. The indication of market value is the price at which an equally desirable property has recently sold, or can be purchased in the open market. The value found by the study of comparable sales yields market value directly in accordance with its legal definition. This approach is based on the principle of substitution which asserts that, when a property is replaceable, its value tends to be set by the cost of acquisition of an equally desirable substitute property, assuming no costly delay is encountered in making the substitutions.

VALUATION

A search of the Los Angeles and San Bernardino County public records and a market investigation were conducted in order to uncover sales of comparable sites with similar highest & best uses. Our investigation uncovered several meaningful sales. A summary sheet, location map, and sale data sheets followed by an analysis of the sales and a conclusion of value for the subject's respective dates of value are presented forthcoming.

We will commence with the October 1993 valuation of the subject followed by it's March 1998 valuation.

                                   BULK SALES OF
                                 SINGLE-FAMILY LOTS
                            OCTOBER 1993 - DATE OF VALUE


     Data No.                   Sale        No. of Lots            As Is-$/Lot
     Location                   Date        Typical Pad Size       Finished-$/Lot
     ----------                 ------      ------------------     ----------------
     SALE NO.1                  07/92       126                    $9,921
     N of Pearblossom                       7,200 sf               $30,000
     & E of 42nd Street
     Palmdale, CA

     SALE NO.2                  12/92       108                    N/A
     On Boxleaf Road                        7,000 sf               $32,000
     & East Avenue
     Palmdale, CA

     SALE NO.3                  09/94       233                    $5,279
     E of Summerwind                        7,200 sf               $31,000
     & S of Avenue P-8
     Palmdale, CA

     SALE NO.4                  05/92       80                     N/A
     SE Cnr of 20th Street W                7,000 sf               $37,000
     & Ave. P-4
     Palmdale, CA

     SALE NO.5                  07/94       126                    $5,512
     S & N of Rancho Vista Rd               7,500 sf               $32,000
     & W of 30th Street
     Palmdale, CA

     SALE NO.6                  10/92       142                    $9,000
     SE Cnr of 20th Street W                6,000 sf               $29,623
     & Avenue H-4
     Lancaster, CA


                       LOCATION MAP - LAND SALE NOS. 1 & 2
                            OCTOBER 1993 - DATE OF VALUE

                      LOCATION MAP - LAND SALE NOS. 3, 4, & 5
                            OCTOBER 1993 - DATE OF VALUE

                           LOCATION MAP - LAND SALE NO. 6
                            OCTOBER 1993 - DATE OF VALUE

SALE NO.1

Location:                         North of Pearblossom Highway, east of 42nd Street
                                  Palmdale, CA

Grantor/Seller:                   Glendfed Development
Grantee/Buyer:                    PD 126 Ltd.

Sale Date:                        July 24, 1992
Document No.                      92-1352503
Tract or Legal:                   Por Sec 5 T5N R11W SBB&M; Por Par 4, Licensed
                                  surveyors map bk 11, pg 1

SALE PRICE
"As-Is" Per Lot:                  $ 9,921
Finishing Costs:                  $20,079
                                  --------
"Finished" Lot:                   $30,000

Terms:                            $812,000 downpayment (65%LTV), 1st TD Glendfed Bank,
                                  Variable Interest Rate, due in 2 years.

Time on Market:                   12 months
Escrow Period:                    3 months

Zoning:                           R17000, Palmdale
Approvals:                        Tentative Map
Use:                              126 Single-Family Lots
Typical Pad:                      7,200 SF
Site Condition at time of sale:   Vacant Unimproved Land
Topography:                       Level
Utilities:                        All are to the site area
Views:                            None

Average Base Home Price:          $115,000
Finished Lot Ratio:               26%

Verification:                     Bruce Elieff @ PD 126 LTD
                                  (714)-996-6700
                                  Rajan Puri @ Glenfed Development Corporation
                                  (818)905-3030

SALE NO.2

Location:                         On Boxleaf Road and East Avenue
                                  Palmdale,CA

Grantor/Seller:                   BA Properties
Grantee/Buyer:                    Kaufman and Broad of Southern California Inc.


Sale Date:                        December 29, 1992
Document No.                      92-2439923
Tract or Legal:                   Lots 1 to 5, 164 to 179, 210 to 231 Tract 43581
                                  book 1122, pages 13 to 25 and lots 25 to 29, 61 to
                                  78 tract 44813 book 1122, pages 1 to 12
SALE PRICE
"As-Is" Per Lot:                  N/A
Finishing Costs:                  N/A
                                  --------
"Finished" Lot:                   $32,000

Terms:                            All Cash
Time on Market:                   3 months
Escrow Period:                    1 month

Zoning:                           R17000, Palmdale
Approvals:                        Final Map
Use:                              108 Single-Family Lots
Typical Pad:                      7,000 SF
Site Condition at time of sale:   Finished Lots
Topography:                       Level
Utilities:                        All are to the site area

Average Base Home Price:          $127,500
Finished Lot Ratio                25%

Verification:                     Pete Peterson @ Kaufman and Broad
                                  (805)-265-7676
                                  Jay Pruit @ BA Properties
                                  (714)-433-6174

SALE NO.3

Location:                         East of Summerwind, South of Avenue P-8
                                  Palmdale, CA

Grantor/Seller:                   Homestead Land Development Corporation
Grantee/Buyer:                    Woods Canyon Associates/Paul Garrett

Sale Date:                        September 30, 1994
Document No.                      94-1803502
Tract No or Legal:                Lots 1 through 45 tract 43689 book 1074 pages 75
                                  through 78, por par 2 PM 4790 bk 79 pages 2,3,4;
                                  lots 1 through 62, tract 43690 bk 1074; APN# 3003-003-079; 3003-005-031 to 057
SALE PRICE
"As-Is" Per Lot:                  $5,279
Finishing Costs:                  $25,721
                                  --------
"Finished" Lot:                   $31,000

Terms:                            $184,500 down payment (85% LTV), 1st TD seller.
Time on Market:                   24 months
Escrow Period:                    11 months

Zoning:                           RPD6.6U, Palmdale
Approvals:                        Tentative Map
Use:                              233 Single-Family Lots
Typical Pad:                      7,200 sf
Site Condition at time of sale:   Vacant Unimproved Land
Topography:                       Level
Utilities:                        All are to the site area
Views:                            None

Average Base Home Price:          $139,990
Finished Lot Ratio:               22%

Verification:                     Dana Levee @ Chaparral Land Company @(805)-497-6332
                                  Paul Garrett-Buyer @ (760)-723-5523

SALE NO.4

Location:                         Southeast corner of 20th Street West and Avenue P-4
                                  Palmdale,CA

Grantor/Seller:                   Waln-Barclay Company
Grantee/Buyer:                    West Venture Development Company

Sale Date:                        May 7, 1992
Document No.                      92-0824078
Tract No.or Legal:                Lots 1 through 80 tract 46430 book 1139 pages 81
                                  through 84
SALE PRICE
"As-Is" Per Lot:                  $0
Finishing Costs:                  $0
                                  -----------
"Finished" Lot:                   $37,000

Terms:                            All cash
Time on Market:                   18 months
Escrow Period:                    5 months

Zoning:                           R17000, Palmdale
Approvals:                        Final map
Use:                              80 Single-Family Lots
Typical Pad:                      7,000 SF
Topography:                       Level
Utilities:                        All are to the site area
Views:                            None

Average Base Home Price:          Undetermined
Finished Lot Ratio:               Not Available

Verification:                     Jeff Anderson @ West Venture Development Company
                                  (818)-344-2000


SALE NO. 5

Location:                         South and North of Rancho Vista, West of 30th Street
                                  Palmdale, CA

Grantor/Seller:                   Rancho Vista Development Co.
Grantee/Buyer:                    Richland Golf Limited Partnership

Sale Date:                        July 5, 1994
Document No.                      94-1268319
Tract No. or Legal:               Pars 1,2,4 PM 22441 Bk 238, Pgs 84,85,86; por pars
                                  2,3,11,12,13,18,20 PM 3556 Bk 44 pgs 5,6,7 and
                                  pars 2,3 PM 23938 Bk 264

SALE PRICE
"As-Is" Per Lot:                  $ 5,512 *
Finishing Costs:                  $26,488
                                  -------------
"Finished" Lot:                   $32,000

Terms:                            All Cash
Time on Market:                   Not Available
Escrow Period:                    Not Available

Zoning:                           R17500, Palmdale
Approvals:                        Final Map
Use:                              126 Single-Family Lots
Typical Pad:                      7,500 SF
Topography:                       Level
Utilities:                        All are to the site area
Views:                            No Views

Average Base Home Price:          Not Available
Finished Lot Ratio:               Not Available

Verification:                     John Schaeffer @ Richmond American (714)-708-4740
                                  Jack Bray-President @ Richland Golf Limited
                                  Partnership
                                  (813)-286-4140



* Indicated "As-Is" land price.
                                     -46-

SALE NO. 6

Location:                         SE of 20th Street West of Avenue H-4
                                  Lancaster, CA

Grantor/Seller:                   Ahmanson/Sumitomo L.P.
Grantee/Buyer:                    Forecast Development

Sale Date:                        October 1, 1992
Document No.                      92-1832627
Tract No.or Legal:                Lots 1 through 13, 16-83, por lots 14, 15 tract
                                  45314, book 1127 page 9-15; lots 9-15, 24,49, 54-63, 70-81, 114-124 tract 45315, book 1127, pages
                                  13,14.
SALE PRICE
"As-Is" Per Lot:                  $ 9,000 *
Finishing Costs:                  $20,623
                                  ------------
"Finished" Lot:                   $29,623

Terms:                            Undisclosed
Time on Market:                   1 month
Escrow Period:                    4 months

Zoning:                           R6000, Lancaster
Approvals:                        Final Map
Use:                              142 Single-Family Lots
Typical Pad:                      6,000 SF
Topography:                       Level
Utilities:                        All are to the site area
Views:                            None

Average Base Home Price:          $115,925
Finished Lot Ratio:               25%

Verification:                     Bruce Strickland at Forecast Homes @ (909)-987-7788




* Indicated "As-Is" land price.
                                     -47-

ANALYSIS OF THE SALES

The following discussion encompasses both the "As-Is" and "Finished Lot" valuations as of October 1993 and March 1998, respectively.

The unit of comparison utilized within this analysis is the price per lot which is one of the most frequently utilized by purchasers of similar sites. Adjustments to the comparables were considered for financing, condition of sale, date of sale, location, project/development size, typical pad size, topography, views, offsites, entitlements, and other factors such as site configuration & utility.

Adjustments to the sales were based on analysis of the subject data set to establish matched pair adjustments, from our past appraisal experience with similar subdivision land data sets, interviews with developers and land brokers active in the market, and general market and economic trends.

It need be noted that in making adjustments, the same concluded percentage adjustments will be applied to both the "As Is" and "Finished Lot" prices indicated by the sales, unless otherwise stated. A discussion of the various adjustments considered is a follows:


FINANCING

Typically when seller carried financing is part of a sale transaction, it is considered to be beneficial to the buyer, since it enables ownership with a lower degree of capital outlay. Although a buyer may be able to achieve market financing, the terms of the seller financing are frequently favorable and granted by a party who is partial to the transaction. Factors that need be examined are loan to value (LTV), interest rate, term and loan expedition.

Although several of the Historic Sales involved seller carried financing, our examination of the terms of the financing, as well as interviews with the verifying parties, has indicated that the financing did not measurably impact the prices paid, respectively. All of the Current Sales were cash transactions Consequently, no adjustments will therefore be further discussed or applied.


CONDITION OF SALE

Historic Sales Nos. 4 and 5 all of the Current Sales were arms-length transactions between buyer & seller which sold at fair-market prices. Consequently, no adjustments therefore need to be applied for condition of sale, respectively.

Historic Sale No. 1 was an REO which was sold by Glenfed Development, (part of Glenfed Bank). However, according to the verifying party, Mr. Bruce Elieff, the property sold at market level and no adjustment was therefore applied. Historic Sale No. 2 was also an REO sold BA Properties. According to the verifying party, Mr. Jay Pruitt, the property sold marginally below market. Consequently, we have reasonably estimated and applied a 10% upward adjustment to compensate
for this factor.   Historic Sale No. 3 was a transaction which was sold by
Homestead Land Development Corporation who acted as a servicing entity for the Resolution Trust Corporation (RTC). According to the verifying party, Mr. Paul Garrett, the property sold below a market level and again, we have estimated and applied a 10% upward adjustment. Historic Sale No. 6 was a transaction which was sold by Ahmanson/Sumitomo Limited Partnership. According to the verifying party, Mr. Bruce Strickland, the property sold for below market price by approximately 15%. As such, an upward adjustment of this magnitude is was applied.


DATE OF SALE

In estimating time adjustments, we have made various comparisons within the data set to in order to establish a difference attributable to date of sale. We have also made various paired sales comparisons similar market sales not included in the data set. Our research has indicated that over the past 12 months there has been only moderate appreciation in prices. In determining time adjustments, we have also considered changes in housing prices and overall market trends as previously discussed within the RESIDENTIAL MARKET OVERVIEW section of this report. Secondary sources, such as opinions of area developers and builders, have also been considered.

When applying this adjustment for the Historic Sales, periods prior to October 1993 were from superior markets, for the market was declining. As such, downward adjustments will be applied to these sales which included Sale Nos. 1, 2, 4 and 6. Sale Nos. 3 and 5 have more current dates and upward adjustments were applied, since prices were found to be declining during this period. Based on our market research, a time adjustment of 5% per year was utilized. In regards to the Current Sales, sales occurring prior to February 1998 are from slightly inferior markets and as such, slight upward adjustments will be applied. The Current Sales warranting upward adjustment are Sale Nos. 3, 4 and
5. Again, based on our market research, a time adjustment of approximately 5% per year was utilized over this time period.


LOCATION

Location adjustments were considered for the sales. Consideration was given to surrounding land uses, home prices, sales volumes, area amenities such as schools, retail & recreational facilities, local & regional access, highway proximity and overall residential appeal.

The subject is located at the Northwest Quadrant of Elizabeth Lake Rd. and the California Aqueduct, Palmdale, California. The subject property is situated within the southwestern section of the City of Palmdale adjacent to the Leona Valley. This is a desirable region relative to most other areas within the Antelope Valley. The subject has a good rural setting and is adequately served with commercial services. Joshua Ranch will represent an upper-end, exclusive hillside community with an equestrian theme. Due to the subject's good location and other desirable residential attributes, which were found to be superior to many of the sales, upward adjustment were found to be necessary.

As noted, various sales were found to be inferior relative to location to the subject. This was due to their being located in inferior areas relative to surrounding land uses, home prices, sales volumes, area amenities, access, and overall appeal. Sales which are located in Lancaster were found to have inferior locations, since Lancaster bodes lower home prices and is generally a less desirable residential community. As such, upward adjustments to the Lancaster Sales will be made. Similarly, sales which are located within the sister desert valley area of Victorville were also found to have inferior locations due to lower home prices and upward adjustments will therefore be applied. Various Palmdale Sales will also be considered for location adjustments.

After having made various comparisons within the data set in order to estimate differences attributable to location, and considering the value impact on the final product and correlating this difference to a purchase of land in bulk, and based on our past appraisal experience with similar land sale data sets, we have estimated and applied adjustments range from 10% to 25% in order to account for differences in location, when warranted.


PROJECT SIZE

Inclusive of both sale data sets utilized for the 1993 and 1998 dates of values, the sale comparables range in total lots sold from 43-to-1,686. The subject consists of 539 lots.

In development properties, such as the subject, discounts for large size purchasers are sometimes granted. However, based upon our various paired sales comparisons made within the submitted data sets, and based upon our market investigations, there was found to be no significant differences due to project
size within the submitted data sets.   Further support of this conclusion is
provided in the March 1998 sale of 787 lots to 2 builders within masterplan
community of Fairfield Ranch, Chino Hills, California.   Additionally, 1,228
lots are currently being purchased by one builder within the masterplan community of Corona Farms, Riverside County, California. Based upon our interviews with the buying entities involved in these transactions, the prices being paid are effectively the same "per lot" as would be paid for a smaller 100 plus/minus lot tract.

Overall, the subject was found to be effectively similar to the comparables relative to Project Size and no adjustments will therefore be further discussed or applied.


TYPICAL PAD SIZE

The comparables range in typical pad size from approximately 6,000 to 8,000 SF, with most of the data being at the 7,000 SF level. The subject development has a much larger typical pad size of 15,000 SF. Although attempted, no sales of pads this large size were uncovered from the market.

Larger pads almost always sell for more than smaller ones, assuming all other factors are similar. The opposite relationship exists for smaller size pads. Based upon our analysis of the data set to establish matched pair adjustments, from our past appraisal experience with similar subdivision land data sets, and considering the value impact on the final product and correlating this difference to a purchase of land in bulk, it is our opinion that adjustments at the 20% level need be applied to all of the sales for this factor.

TOPOGRAPHY

The subject represents a mountainous parcel with significant rolling topography. Due to the subject's rolling and steep topography, site development costs will be high. The subject's rolling topography was found to be an inferior factor due to higher grading and developmental costs involved for preparing the site for housing construction. As such, downward adjustments to the sales will be applied for this difference.

Based upon our analysis of the data set to establish matched pair adjustments, from our past appraisal experience with similar subdivision land data sets, it is our opinion that 10% downward adjustment be applied to all of the comparables, respectively. HOWEVER, UNDER THE "FINISHED LOT" VALUATIONS, NO ADJUSTMENT WILL BE APPLIED SINCE IT IS ASSUMED THAT ALL GRADING COSTS AND THE LIKE HAVE ALREADY BEEN INCURRED.


VIEWS

Sales that have a higher ratio of lots with views typically sell for a higher price, assuming all other factors are similar. This is attributable to the higher premiums achievable on the final product. Within the subject's market, view lots were found to command premiums typically within the $2,000 to $20,000 range.

As discussed within The Land section of this report, approximately 30% of the subject's lots are forecast to qualify for view premiums. Based upon the degree and intensity of the subject's views, and considering its premium location within the Antelope Valley, we have forecast that the subject could achieve view premiums at the $20,000 level. Since none of the comparables are view lots, they need all be adjusted upwards for this factor.

In estimating adjustments for views, the subject's average view premium per lot is first estimated by multiplying its percent of lots with views by the concluded premium. This equated to an average view premium per lot of $6,000 ($20,000 x 30%). Since the view premium is at a retail price, it need be discounted in order to reflect the bulk purchase of lots at cost by a developer. This discount is attributable to sales & marketing costs, holding costs, developer's profit, and the risk associated with selling the lots over an extended sell-out period. Overall, based upon an analysis of these factors, we have estimated and applied a 40% discount to the retail price. Consequently, the $6,000 would be adjusted to $3,600 ($6,000 x 0.60). Assuming that a sale had a finished lot price of $30,000, this would equate to an upward adjustment of approximately 12% ($3,600/$30,000).

Within the data set, and after having conducted this same analysis for each sale, adjustments for differences in views were estimated to range from approximately 10% to 17%. It need be noted that the same level of percentage adjustment was applied to both the "Finished" and "As-Is" prices, since there was found to be a similar correlation pertaining to this factor.


OFFSITES

This adjustment category accounts for the degree of utilities available to the site at time of sale as well as its development status. That is, site which were superior relative to utility availability and infrastructure development will received downward adjustments. If a site was found to be superior, it would require less costs to reach finished lot basis. As such, this category considered the intensity of construction that need be made in order to reach a finished lot condition.

All of the sales were effectively found to be similar in this regard and no adjustments will therefore be applied or discussed. It need be noted that Historic Sale Nos. 2 and 4 sold on a "Finished" basis and no "As Is" prices were therefore available for evaluation.


ENTITLEMENTS

This adjustment category accounts for approvals at time of sale. The subject currently has a tentative tract map which is in a fairly advanced stage. This map adds significant value to the subject. Various sales were found to have either tentative maps or recorded final maps. Within the subject's market, our various paired sales analysis did not reveal there to be a significant difference between a tentative map in an advanced stage of processing with that of an approved tentative or final recorded map. Consequently, no adjustments will therefore be discussed or applied for this factor.


OTHER FACTORS

This category accounts for such factors as site configuration and overall functional utility. The submitted sales were found to be fairly similar in these regards and no adjustments will therefore be applied or discussed.

DISCUSSION OF THE COMPARABLES-
OCTOBER 1993  DATE OF VALUE

SALE NO. 1 reportedly sold for a fair market price, even though it was an REO sale. Consequently, no adjustment for condition of sale is considered warranted. However, due to its older date of sale, a downward adjustment is applied. It is situated within an inferior area of Palmdale which has less favorable residential attributes and as such, an upward adjustment for location is made. Due to its smaller pad size and inferior views, upward adjustments are warranted for these factors, respectively. However, a downward adjustment is made due to its superior (level) topography.

SALE NO. 2 was REO sold by BA Properties. According to the verifying party, Mr. Jay Pruitt, the property sold below market. We have reasonably estimated and applied a 10% upward adjustment to compensate for this factor. However, due to its older date of sale, a downward adjustment is made. This property has inferior location in a secondary area of Palmdale which is less desirable than the subject's and as such, an upward adjustment for location is applied. Due to its smaller pad size and inferior views, upward adjustments are made. A downward adjustment is warranted due to its superior topography.

SALE NO. 3 was a transaction which was sold by Homestead Land Development Corporation who acted as a servicing entity for the Resolution Trust Corporation
(RTC). According to the verifying party, Mr. Paul Garrett, the property sold below market and we have estimated and applied a 10% upward adjustment. Due to its more current date of sale, an upward adjustment is warranted. It has a fairly similar location within Palmdale near the subject, but due to its smaller pad size and inferior views, upward adjustments are applied, respectively. A downward adjustment is made for superior topography.

SALE NO. 4 was an arms-length transaction. However, due to its older date of sale, a downward adjustment is made It has a fairly similar location in Palmdale near the subject. However, due to its smaller typical pad size and inferior views, upward adjustments are applied for these factors, respectively.

SALE NO. 5 was an arms-length transaction. However, due to its more current date of sale, an upward adjustment is warranted. It has a fairly similar location within Palmdale near the subject. However, due to its smaller pad size and inferior views, upward adjustments are necessary. A downward adjustment is made for topography.

SALE NO. 6 was sold by Ahmanson/Sumitomo Limited Partnership. According to the verifying party, Mr. Bruce Strickland, the property sold for below market price by approximately 15%. As such, an upward adjustment of this magnitude is
initially applied.   However, due to its older date, a downward adjustment is
made. It has an inferior location within the City of Lancaster and an upward adjustment for location is indicated. Due to its smaller typical pad size and inferior views, upward adjustments are applied. However, a downward adjustment is made for superior topography.

The adjustment grid presented on the following page summarizes the noted adjustments for each sale.

                                     OCTOBER 1993
                                   ADJUSTMENT GRIDS


                                     "AS IS-GRID"


SALE NO.:        1         2         3         4         5         6
               -------   ------    ------    ------    ------    -------
AS-IS/$:       $9,921    N/A       $5,279    N/A       $5,512    $9,000
CONDITION:     0%        +10%      +10%      0%        0%        +15%
ADJ. VALUE:    $9,921    N/A       $5,807    N/A       $5,512    $10,350
DATE:          -5%       -5%       +5%       -7%       +5%       -5%
ADJ. VALUE:    $9,425    N/A       $6,097    N/A       $5,788    $9,833
LOCATION:      +15%      +15%      0%        0%        0%        +15%
PAD SIZE:      +20%      +20%      +20%      +20%      +20%      +20%
TOPO:          -10%      -10%      -10%      -10%      -10%      -10%
VIEWS:         +12%      +10%      +12%      +10%      +10%      +12%
               -------   ------    ------    ------    ------    -------
NET ADJ.:      +37%      +35%      +22%      +20%      +20%      +37%
FINAL
VALUE:         $12,912   N/A       $7,439    N/A       $6,945    $13,471


                                 "FINISHED LOT-GRID"


SALE NO.:        1         2         3         4         5         6
               -------   ------    ------    ------    ------    -------
FINISHED/$:    $30,000   $32,000   $31,000   $37,000   $32,000   $29,623
CONDITION:     0%        +10%      +10%      0%        0%        +15%
ADJ. VALUE:    $30,000   $35,200   $34,100   $37,000   $32,000   $34,066
DATE:          -5%       -5%       +5%       -7%       +5%       -5%
ADJ. VALUE:    $28,500   $33,440   $35,805   $34,410   $33,600   $32,363
LOCATION:      +15%      +15%      0%        0%        0%        +15%
PAD SIZE:      +20%      +20%      +20%      +20%      +20%      +20%
TOPO:          0%        0%        0%        0%        0%        0%
VIEWS:         +12%      +10%      +12%      +10%      +10%      +12%
               -------   ------    ------    ------    ------    -------
NET ADJ.:      +47%      +45%      +32%      +30%      +30%      +47%
FINAL
VALUE:         $41,895   $48,488   $47,263   $44,733   $43,680   $47,574


OCTOBER 1993 "AS IS" VALUE CONCLUSION

The sales ranged from $5,279 to $9,921 per lot before adjustments. After having made adjustments, the indicated range is from $6,945 to $13,471 per lot. Based on an analysis of all the data, but with primary emphasis placed on Data Nos. 1 and 3 due to their fairly similar characteristics, we reasonably have concluded to a unit value of $10,000 per lot in bulk for the 539 subject lots. Utilizing the $10,000 conclusion, we have estimated value as follows:

                           $10,000 X 539 LOTS =  $5,390,000


OCTOBER 1993 "FINISHED LOT" VALUE CONCLUSION

The sales ranged from $29,623 to $37,000 per lot before adjustments. After having made adjustments, the indicated range is from $41,895 to $48,895 per lot. Based on an analysis of all the data, but again with primary emphasis placed on Data Nos. 1 and 3 due to their fairly similar characteristics, we have reasonably concluded to a unit value of $45,000 per lot in bulk for the 539 subject lots. Utilizing the $45,000 conclusion, we have estimated value as follows:

                          $45,000 X 539 LOTS =  $24,250,000


CORRELATION WITH FINISHED LOT TO BASE HOME PRICE RATIO

The sales indicated finished lot ratios as follows:


               SALE 1    SALE 2    SALE 3    SALE 4    SALE 5    Sale 6
               -------   ------    ------    ------    ------    -------
Base Home:     $115,000  $127,500  $139,990  N/A       N/A       $115,925
Finished Lot:  $30,000   $32,000   $31,000   N/A       N/A       $29,623
LOT RATIO:     26%       25%       22%       N/A       N/A       26%


As can be seen from the above table, the finished lot ratio range is from 22% to 26%, with a sample average of 25%. Based on the subject's October 1993 estimated "Finished Lot" value of $45,000 and applying its forecast average base home price of $200,000, which is estimated to have been near this level in 1993, its ratio is 23% ($45,000/$200,000).

Overall, its lot ratio is within the range demonstrated by the comparables which lends secondary value support relative to the finished lot conclusion estimated for the subject.

                          BULK SALES OF SINGLE-FAMILY LOTS
                             MARCH 1998 - DATE OF VALUE


     Data No.                 Sale        No. of Lots            As Is-$/Lot
     Location                 Date        Typical Pad Size       Finished-$/Lot
     --------                 ----        ----------------       --------------
     SALE NO.1                02/98       64                     $3,738
     Between 40th St E &      6,500 sf    $29,000
     37th St. E at Ave S-8
     Palmdale, CA

     SALE NO.2                02/98       43                     $3,738
     SEC of 25th St. E        6,500 sf    $29,000
     & Ave. R-12
     Palmdale, CA

     SALE NO.3                07/97       75                     $ 1,983
     On 20th St. West         7,000 sf    $20,000
     N of Avenue I
     Lancaster, CA

     SALE NO.4                08/97       59                     $4,000
     On 40th St. West         7,500 sf    $25,000
     & Ave. J-8
     Lancaster, CA

     SALE NO.5                01/98       1,686                  $1,483
     E of Amethyst Rd.&       7,200 sf    $26,483
     W of El Evado Rd. &
     N. of Seneca Rd.&
     S. of Mojave Rd.
     Victorville, CA

     SALE NO.6                10/97       440                    $2,400
     E of Amethyst Rd.&       7,200 sf    $27,400
     W of El Evado Rd. &
     N. of Seneca Rd.&
     S. of Mojave Rd.
     Victorville, CA

                                      -56-

                        LOCATION MAP - LAND SALE NOS. 1 & 2
                             MARCH 1998 - DATE OF VALUE


                                      [MAP]

                     LOCATION MAP - LAND TRACT SALE NOS. 3 & 4
                             MARCH 1998 - DATE OF VALUE


                                      [MAP]

                     LOCATION MAP - LAND TRACT SALE NOS. 5 & 6
                             MARCH 1998 - DATE OF VALUE


                                      [MAP]


SALE NO. 1
----------
Location:                Between 40th Street East and 37th Street East at Avenue
                         S-8 Palmdale, CA

Grantor/Seller:          Pardee
Grantee/Buyer:           Westpointe Homes


Sale Date:               February 1998
Document No.:            98-230637
Tract No/Legal:          Vesting Tentative Tract Map 46597

Sale Price
----------
"As-Is" Per Lot:         $3,738
Finishing Costs:         $25,262
                         -------
"Finished" Lot:          $29,000

Terms:                   All Cash
Time on Market:          12 months
Escrow Period:           2 months

Zoning:                  R1, Palmdale
Approvals:               Tentative Map
Use:                     64 SFD's
Typical Pad:             6,500 SF
Topography:              Level
Utilities:               All are to the site area
Views:                   None

Verification:            Larry Lynch and Bill Korek @ Korek Land Company
                         (818)-905-1450



SALE NO. 2
----------
Location:                SE Corner of 25th Street East and Avenue R-12
                         Palmdale, CA

Grantor/Seller:          Pardee
Grantee/Buyer:           Westpointe Homes

Sale Date:               February 1998
Document No.:            98-230637
Tract No/Legal:          Vesting Tentative Tract Map 46710

Sale Price
----------
"As-Is" Per Lot:         $3,738
Finishing Costs:         $25,262
                         -------
"Finished" Lot:          $29,000

Terms:                   All Cash
Time on Market:          12 months
Escrow Period:           2 months

Zoning:                  R1, Palmdale
Approvals:               Tentative Map
Use:                     43 SFD's
Typical Pad:             6,500 SF
Topography:              Level
Utilities:               All are to the site area
Views:                   None


Verification:            Larry Lynch and Bill Korek @ Korek Land Company
Phone Number:            (818)-905-1450



SALE NO. 3
----------
Location:                20TH Street West just North of Avenue I
                         Lancaster, CA

Grantor/Seller:          Pardee
Grantee/Buyer:           New Century Development Company

Sale Date:               July 2, 1997
Document No.:            97-989780
Tract No. Or Legal:      Recorded Map #46423 and 46424

Sale Price
----------
"As-Is" Per Lot:         $ 1,983
Finishing Costs:         $18,017
                         -------
"Finished" Lot:          $20,000

Terms:                   All Cash
Time on Market:          6 Months
Escrow Period:           4 Months

Zoning:                  R1, Lancaster
Approvals:               Final Map
Use:                     75 SFD's
Typical Pad:             7,000 SF
Topography:              Level
Utilities:               All are to the site area
Views:                   None

Verification:            Larry Lynch and Bill Korek @ Korek Land Company
                         (818)-905-1450



SALE NO. 4
----------
Location:                On 40th Street West and Avenue J-8
                         Lancaster, CA

Grantor/Seller:          Peter Layden
Grantee/Buyer:           Investment Group of America

Sale Date:               August 21, 1997
Document No.:            97-1332541
Tract No. or Legal:      Tentative Map #47775

Sale Price
----------
"As-Is" Per Lot:         $ 4,000
Finishing Costs:         $21,000
                         -------
"Finished" Lot:          $25,000

Terms:                   All Cash
Time on Market:          18 Months
Escrow Period:           3 Months

Zoning:                  R1, Lancaster
Approvals:               Tentative Map
Use:                     59 SFD's
Typical Pad:             7,500 SF
Topography:              Level
Utilities:               All are to the site area
Views:                   None

Verification:            Larry Lynch and Bill Korek @ Korek Land Company
                         (818)-905-1450



SALE NO. 5
----------
Location:                East of Amethyst Road, West of El Evado Road, North of
                         Seneca Road, South of Mojave Drive
                         Victorville, CA

Grantor/Seller:          Pacific Bay Homes
Grantee/Buyer:           Highpointe Communities

Sale Date:               January 30,1998
Document No.:            98-343503
Tract No/Legal:          1384

Sale Price
----------
"As-Is" Per Lot:         $ 1,483
Finishing Costs:         $25,000
                         -------
"Finished" Lot:          $26,483

Terms:                   All Cash
Time on Market:          18 Months
Escrow Period:           5 months

Zoning:                  R-1,Victorville
Approvals:               Tentative Map
Use:                     1,686 SFD'S
Typical Pad:             7,200 SF Pads
Topography:              Level
Utilities:               All are to the site area
Views:                   None

Verification:            Will Pruett at Odonnel Atkins In Newport Beach
                         (714)-966-1394



SALE NO. 6
----------
Location:                East of Amethyst Road, West of El Evado Road, North of
                         Seneca Road, South of Mojave Drive
                         Victorville, CA

Grantor/Seller:          TMP Inland-Empire
Grantee/Buyer:           Stowe Communities

Sale Date:               October 28, 1997
Document No.:            97-394135
Tract No. or Legal:      APN# 0394-101-31,32,35,36,37,38,39

Sale Price
----------
"As-Is" Per Lot:         $ 2,400
Finishing Costs:         $25,000
                         -------
"Finished" Lot:          $27,400

Terms:                   All Cash
Time on Market:          12 Months
Escrow Period:           5 Months

Zoning:                  R-1,Victorville
Approvals:               Tentative Map
Use:                     440 SFD'S
Typical Pad:             7,200 SF Pads
Topography:              Level
Utilities:               All are to the site area
Views:                   None

Verification:            Will Pruett at Odonnel Atkins In Newport Beach
                         (714)-966-1394


DISCUSSION OF THE COMPARABLES-
MARCH 1998  DATE OF VALUE
----------

SALE NO. 1 was an arms-length transaction and is similar relative to date of sale. However, it has an inferior secondary location in Palmdale which has less desirable residential attributes, and an upward adjustment is therefore applied. Due to its smaller typical pad sizes and inferior views, further upward adjustments are indicated for these factors, respectively. However, a downward adjustment is made due to its superior (level) topography.

SALE NO. 2 was also an arms-length transaction and is similar relative to date of sale. However, it too has an inferior secondary location in Palmdale, and an upward adjustment is therefore applied. Due to its smaller pad size and inferior views, further upward adjustments are made. A downward adjustment is necessary due to superior topography.

SALE NO. 3 was an arms-length transaction. However, it has an older date of sale with market conditions having slightly improved and as such, a slight
upward adjustment is therefore initially applied.   Due to its inferior location
in Lancaster, a further upward adjustment is warranted. Further upward adjustments are necessary due to smaller pad size and inferior views, respectively. However, a downward adjustment is made due to superior topography.

SALE NO. 4 was an arms-length transaction. However, it too has an older date of sale and an upward adjustment is therefore indicated. Due to its inferior location in Lancaster, a further upward adjustment is made. Further upward adjustments are necessary due to smaller pad size and inferior views. A downward adjustment is made for superior topography.

SALE NO. 5 was an arms-length transaction and is similar in regards to date of sale. However, it has an inferior secondary location in Victorville and an upward adjustment is therefore applied. Further upward adjustments are necessary due to smaller typical pad size and inferior views. However, a downward adjustment is made for topography.

SALE NO. 6 was also an arms-length transaction, and is fairly similar in regards to date of sale. However, it has an inferior location in Victorville and an upward adjustment is made. Further upward adjustments are necessary due to its smaller pad size and inferior views. A downward adjustment is necessary due to this property's superior (level) topography.

The adjustment grid presented on the following page summarizes the noted adjustments for each sale.

                                      MARCH 1998
                                   ADJUSTMENT GRIDS


                                     "AS IS-GRID"


SALE NO.:             1         2         3         4         5         6
                   ------    ------    ------    ------    ------    ------
AS-IS/$:           $3,738    $3,738    $1,983    $4,000    $1,483    $2,400
CONDITION:             0%        0%        0%        0%        0%        0%
ADJ. VALUE:        $3,738    $3,738    $1,983    $4,000    $1,483    $2,400
DATE:                  0%        0%       +5%       +3%        0%       +2%
ADJ. VALUE:        $3,738    $3,738    $2,082    $4,120    $1,483    $2,448
LOCATION:            +10%      +10%      +15%      +15%      +25%      +25%
PAD SIZE:            +20%      +20%      +20%      +20%      +20%      +20%
TOPO:                -10%      -10%      -10%      -10%      -10%      -10%
VIEWS:               +12%      +12%      +17%      +15%      +12%      +12%
                   ------    ------    ------    ------    ------    ------
NET ADJ.:            +32%      +32%      +42%      +40%      +47%      +47%
FINAL
VALUE:             $4,934    $4,934    $2,957    $5,768    $2,180    $3,599


                                  "FINISHED LOT-GRID"


SALE NO.:             1         2         3         4         5         6
                  -------   -------   -------   -------   -------   -------
FINISHED/$:       $29,000   $29,000   $20,000   $25,000   $26,483   $27,400
CONDITION:             0%        0%        0%        0%        0%        0%
ADJ. VALUE:       $29,000   $29,000   $20,000   $25,000   $26,483   $27,400
DATE:                  0%        0%       +5%       +3%        0%       +2%
ADJ. VALUE:       $29,000   $29,000   $21,000   $25,750   $26,483   $27,948
LOCATION:            +10%      +10%      +15%      +15%      +25%      +25%
PAD SIZE:            +20%      +20%      +20%      +20%      +20%      +20%
TOPO:                  0%        0%        0%        0%        0%        0%
VIEWS:               +12%      +12%      +17%      +15%      +12%      +12%
                  -------   -------   -------   -------   -------   -------
NET ADJ.:            +42%      +42%      +52%      +50%      +57%      +57%
FINAL
VALUE:           $41,180    $41,180   $31,920   $38,625   $41,578   $43,878


MARCH 1998 "AS IS" VALUE CONCLUSION
-----------------------------------

The sales ranged from $1,483 to $4,000 per lot before adjustments. After having made adjustments, the indicated range is from $2,180 to $5,768 per lot. Based on an analysis of all the data, but with primary emphasis placed on Data Nos.1 and 4 due to their fairly similar characteristics, we have reasonably concluded to a unit value of $5,000 per lot in bulk for the 539 subject lots. Utilizing the $5,000 conclusion, we have estimated value as follows:

                           $5,000 X 539 LOTS =  $2,700,000


MARCH 1998 "FINISHED LOT" VALUE CONCLUSION
------------------------------------------

The sales ranged from $20,000 to $29,000 per lot before adjustments. After having made adjustments, the indicated range is from $31,920 to $43,878 per lot. Based on an analysis of all the data, and again with primary emphasis placed on Data Nos. 1 and 4 due to their fairly similar characteristics, we reasonably have concluded to a unit value of $40,000 per lot in bulk for the 539 subject lots. Utilizing the $40,000 conclusion, we have estimated value as follows:

                          $40,000 X 539 LOTS =  $21,560,000


PROFITABILITY TEST

In order to test the profitability of the concluded value to the home price, we will conduct a brief cash flow analysis.+

Based on the subject's proposed average housing unit size estimated to be approximately 2,500 SF and utilizing an estimated construction cost factor of $40 per square foot of building area, the resulting unit cost is $100,000 (2,500 SF x $40/SF). Adding this figure to the finished lot value conclusion of $40,000 equates to a total unit cost of $140,000 ($100,000 + $40,000).
Multiplying this by a industry profit & cost factor of 1.45, which takes into account expenses of sales, holding costs, developer's profit at 10% and the risk/time value of money associated with extended sell-out period of the venture, equates to an estimated base home price of $203,000 ($140,000 x 1.45).

Overall, this analysis lends secondary value support as to the finished lot conclusion of $40,000, since it supports the subject's forecast home price of $200,000.

                                     VALUATION

Based on the investigations undertaken, the analyses made, and on our experience as a real estate analysts and appraisers, we have formed the opinions, and subject to the Assumptions and Limiting Conditions set forth in the report which follows, the subject property has market value estimates as follows:


                    "AS-IS" MARKET VALUE, AS OF OCTOBER 8, 1993
                 FIVE MILLION THREE HUNDRED NINETY THOUSAND DOLLARS
                                     $5,390,000


                 "FINISHED LOT" MARKET VALUE AS OF OCTOBER 8, 1993
               TWENTY FOUR MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
                                    $24,250,000


"AS-IS"        MARKET VALUE, AS OF MARCH 31, 1998
                     TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS
                                     $2,700,000


                  "FINISHED LOT" MARKET VALUE, AS OF MARCH 31, 1998
                TWENTY ONE MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS
                                    $21,560,000


EXPOSURE PERIOD
---------------

Our research regarding the current exposure period for the subject property consisted of an analysis of the submitted sale comparables and interviews with area real estate brokers. The surveyed sales were found to range from 1-to-24 months. A review of additional sale data has indicated ranges typically at the 10-to-12 month level.

Based upon this research, we have concluded to a exposure period of 10-to-12 months for the subject, which is the same as its Marketing Period.


DISCUSSION OF THE CONCLUDED VALUES
----------------------------------

The subject's current value is significantly lower than its historic value. Although the region's economy has improved over the past several years, and although real estate prices in most Southern

California markets have increased, real estate prices within the subject's Antelope Valley area have not responded yet to the improved economy. This is evidenced by the Sale Comparables submitted for analysis within this report.

Factors creating this trend include the Antelope Valley area being a secondary location within the Los Angeles Basin. The Antelope Valley area is a relatively remote location as compared with most other sub-regions within the basin, and is situated relatively far from the region's CBD, as well as other major employment centers. Additionally, the area proposes physical challenges due to its hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees. As the economy has improved over the past 3 years, there has been a population trend towards more centrally located markets where higher paying jobs are provided. It is these factors combined, which have held down real estate prices within the subject's market.

In conclusion, relative to more centrally located real estate markets, which have appreciated over the past 6-to-24 months, the subject is situated within a secondary market where prices have remained soft. This holds particularly true for vacant land, of which there is an abundance in the high desert region. However, the current forecast is that of increasing prices within the subject's market area.

                                       ADDENDA

                                     TITLE REPORT

                                      SITE COSTS

                             QUALIFICATIONS OF APPRAISERS

                                  QUALIFICATIONS OF
                                 DAVID J. LIKAS, MAI

                               PROFESSIONAL BACKGROUND
                               -----------------------

Actively engaged in the real estate profession since 1983. Principal of Likas & Associates, a real estate appraisal firm with offices located at:

                          20101 SW BIRCH STREET, SUITE 150B
                               NEWPORT BEACH, CA 92660

Before starting Likas & Associates, Mr. Likas was employed as Senior Appraiser at Pacific Real Estate Consultants, Newport Beach, California. Prior to that, was employed as associate appraiser with Joseph J. Blake and Associates, San Francisco, California. Additional real estate experience includes three years of mortgage banking with Citicorp Savings and First Interstate Mortgage Company, Orange County, California.

                              PROFESSIONAL AFFILIATIONS
                              -------------------------

Member of the Appraisal Institute, with MAI designation (No. 8807).

                                       LICENSES
                                       --------

Certified General Real Estate Appraiser, State of California Office of Real Estate Appraisers (No. AG003694).

                                EDUCATIONAL ACTIVITIES
                                ----------------------

University of Southern California, Los Angeles, California. B.S., Business Administration, 1983.

Courses sponsored by the Appraisal Institute:

Course 1A-1    Real Estate Appraisal Principals
Course 1A-2    Basic Valuation Procedures
Course 1B-A    Capitalization Theory and Techniques, Part A
Course 1B-B    Capitalization Theory and Techniques, Part B
Course 2-1     Case Studies in Real Estate Valuation
Course 2-2     Valuation Analysis and Report Writing
Course S-PP    Standards of Professional Practice

Numerous seminars and courses on real estate appraisal and other related topics on a continuing basis.

                                 SCOPE OF EXPERIENCE


VACANT LAND

Single-family residential sites, multi-family residential sites, commercial and industrial sites, acreage, master planned communities.


RESIDENTIAL

Residential subdivisions, single-family residences, apartments, condominiums, planned unit developments.


COMMERCIAL

Shopping centers, retail stores, general office buildings, medical office buildings, office and retail condominiums, car dealerships.


INDUSTRIAL

Single and multi-tenant warehouses and manufacturing buildings, distribution buildings, business parks, R & D buildings, mini- warehouses.


SPECIAL PURPOSES

Hotels, master planned communities, dormitories, senior housing facilities, bowling alleys, health clubs, marinas, timeshares, restaurants, theaters, churches, schools, mixed-use developments, and condemnation appraisals.

                     QUALIFICATIONS OF NOBLE R.TUCKER JR., SRA
                     -----------------------------------------


EXPERIENCE
----------
     Mr.Tucker is an independent fee appraiser. He has extensive experience in appraisal and consulting projects consisting of investment-quality office buildings, shopping centers, industrial planned communities, residential subdivisions, multi-family housing, single family homes, and vacant land throughout the Southwestern United States. Mr. Tucker is also an expert in the valuation of businesses.

     Mr.Tucker has performed valuations on proposed, partially completed, renovated, and existing structures. Mr. Tucker has qualified as an expert witness before various judicial and quasi-judicial bodies and has testified in Superior Court, Bankruptcy Court, and Municipal Court, on matters involving real estate in civil cases.

     A large portion of Mr. Tucker's real estate appraisal practice involves real estate and business consulting. Mr. Tucker also assists clients in attaining real estate and business related financing through debt offerings. In addition he assists clients in equity financing through public offerings and private placements, debt offerings, loans, mergers acquisitions and divestitures, accounts receivable financing, factoring, lease/buy-back financing, real estate portfolio sales assistance. Mr. Tucker has been involved in negotiations regarding real estate portfolios in excess of $125,000,000.

PREVIOUS EXPERIENCE
-------------------
     Prior to working for Likas and Associates, Mr. Tucker was Chief Appraiser at Traditional Mortgage in Woodland Hills, California. Duties included overseeing major loan appraisals on apartments and high dollar single family residences (1984-1985).

     From 1980-1996 Mr.Tucker was an independent fee appraiser working for firms such as Steve Smith and Associates in Canoga Park, Kennedy Appraisal Service in Los Angeles, Chua Bailey and Associates in Glendale, Southland Appraisal Services in Anaheim, Lenders Technology Service in Santa Ana, Lenders Service in Pittsburgh, and several other firms.

     Prior to working the Real Estate Appraisal Profession Mr.Tucker was involved in the construction industry. From 1975 to 1980 duties included project management, sales, job-site supervision, and construction superintendent.

PROFESSIONAL ASSOCIATIONS
-------------------------
     S.R.A. Designated member of The Appraisal Institute. Designated in August of 1991 Member #549981735.

PROFESSIONAL AFFILIATIONS
-------------------------
     MAI CANDIDATE with The Appraisal Institute.

STATE LICENSES/CERTIFICATIONS
-----------------------------
     CERTIFIED GENERAL REAL ESTATE APPRAISER with the State of California. This allows Mr. Tucker to appraise any type of property (within his capabilities) within the State of California. License Number AG001532. Expires January 31, 2001.

EDUCATION
---------
     Western Illinois University, Board of Governors Bachelor of Arts Degree

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COURT EXPERIENCE/EXPERT WITNESS TESTIMONY
-----------------------------------------
     Mr. Tucker has testified as an expert witness numerous times over the past 15 years. He has testified in Superior Court, Bankruptcy court, and testified at Fair Value hearings in Los Angeles County, Orange County, Riverside County, San Diego County, Ventura County, and San Bernardino County. In addition to expert witness testimony Mr. Tucker has been hired as an arbitrator to resolve real estate disputes between parties.

APPRAISAL COURSES SUCCESSFULLY COMPLETED-THE APPRAISAL INSTITUTE
-----------------------------------------------------------------
     1)   Capitalization Theory and Techniques Part A/Course 1ba
          The Appraisal Institute-The Conference Center in San Diego (October 31 to November 09, 1991)
     2)   Capitalization Theory and Techniques Part B/Course 1bb
          The Appraisal Institute-The Conference Center in San Diego (November 14, to November 23, 1991)
     3)   Principals of Income Property Appraising/Course 201
          The Appraisal Institute-Glendale College of Law (April 09 to June 25,
          1988)
     4)   Standards of Professional Practice part A/Course SPPA
          The Appraisal Institute-San Diego Chapter(May 10 to May 11, 1991)
     5)   Standards of Professional Practice part b/Course SPPB
          The Appraisal Institute-San Diego Chapter (May 17 to May 18, 1991)
     6)   Real Estate Appraisal Principles/Course 1a1
          The Appraisal Institute-University of Southern California (January 04 to February 08, 1986)
     7)   Residential Valuation/Course 8-2
          The Appraisal Institute-University of Southern California (June 16 to June 22, 1985)
     8) Standards of Professional Practice/Course 2-3-Southern California Chapter (July 14 to July 17, 1985)The Appraisal Institute
     9)   Basic Valuation Procedures/Course 1a2
          The Appraisal Institute-Biola University (August 01 to September 19,
          1987)
     10)  Report Writing and Valuation Analysis Course 540
          The Appraisal Institute-Orange County Chapter (September 01 through September 09, 1994)
     11)  Advanced Applications Course 550
          The Appraisal Institute-Pepperdine University (November 10 through November 19, 1994)
     12)  Course 120-Basic Income Capitalization
          The Appraisal Institute-University of San Diego June 08 through June 16, 1995)
     13)  Case Studies in Real Estate Valuation
          The Appraisal Institute-Glendale College of Law (June 1-9 1984)
     14) Standards of Professional Appraisal Practice Part A and B-University of San Diego (June 1996)

     15) Advanced Income Approach-Southern California Chapter May-June 1997, Tustin, California
     16) Highest and Best Use and Market Analysis, Course 520, Montrose California August 1997


SEMINARS ATTENDED:
------------------

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     1)   State License Preparation-Certified General Appraiser
     2)   State License Preparation-Certified Residential Appraiser
     3)   California OREA License Seminar (1996)
     4)   Demonstration Appraisal Report-Non Income Producing Property.
     5)   Demonstration Appraisal Report--Income Producing Properties.
     6)   Valuation of Leasehold Interests
     7)   HP 12/C Seminar
     8)   Easement Valuation
     9)   The Appraisers Complete Review Seminar
    10)   Legal Workshop
    11)   Business Valuation
    12)   Personal Property Valuation

UNIVERSITY REAL ESTATE COURSES SUCCESSFULLY COMPLETED
-----------------------------------------------------

     1)   Real Estate Foundation
     2)   Residential Appraisal
     3)   Selected Topics in Real Estate-Nursing Homes
     4)   Selected Topics in Real Estate-Gasoline Service Stations
     5)   Selected Topics in Real Estate-Residential Subdivisions
     6)   Selected Topics in Real Estate-R.V. Resorts
     7)   Contemporary Issues in Real Estate
     8)   Income Property Appraising
     9)   Advanced Real Estate Evaluation
     10)  Real Estate Law Portfolio
     11)  Land Development Regulations
     12)  Report Writing
     13)  Land Development Regulations
     14)  Computer Applications in Real Estate Analysis
     15)  Residential Property Development
     16)  Real Estate Property Management
     17)  Real Estate Finance
     18)  Narrative Report Writing